Exhibit 99.1

VIVUS Announces Date of 2018 Annual Meeting

CAMPBELL, CA., May 4, 2018 — VIVUS, Inc. (NASDAQ: VVUS; the “Company”), a biopharmaceutical company, today announced that the Company will hold its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”) on September 7, 2018.   Because the 2018 Annual Meeting will be held more than 30 days from the anniversary date of the 2017 Annual Meeting of Stockholders, the Company is informing its stockholders of the revised deadlines for proposals, director nominations and other related matters for consideration at the 2018 Annual Meeting.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in the 2018 Proxy Statement and for consideration at the Company’s 2018 Annual Meeting.  To be eligible for inclusion in the 2018 Proxy Statement, a proposal must be received by the Company no later than May 21, 2018 and must otherwise comply with Rule 14a-8.

In addition, under the Company’s Amended and Restated Bylaws, as further amended, in order to nominate a director or bring any other business before the stockholders at the 2018 Annual Meeting that will not be included in the 2018 Proxy Statement, the proposal must be received by the Company’s Corporate Secretary on or between May 10, 2018 and June 9, 2018.

All stockholder proposals, director nominations and other related matters must comply, as applicable, with Delaware law, the rules and regulations under the Exchange Act and the Company’s Amended and Restated Bylaws, as further amended.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2017 as filed on March 14, 2018, and as amended by the Form 10-K/A filed on April 26, 2018, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar Partners

Mark Oki	David Carey
Chief Financial Officer	Managing Director
oki@vivus.com	dcarey@lazarpartners.com
650-934-5200	212-867-1768